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Exhibit 3.2

RESTATED CERTIFICATE OF INCORPORATION OF SAMSONITE CORPORATION

Pursuant to Sections 242 and 245 of the
Delaware General Corporation Law (the "DGCL")

        SAMSONITE CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

  (1)
  The name of the Corporation is Samsonite Corporation. The Corporation was originally incorporated under the name of KALK International, Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on May 4, 1987.

  (2)
  This Restated Certificate of Incorporation of the Corporation was duly adopted by the Board of Directors of the Corporation (the "Board of Directors") and by the stockholders of the Corporation in accordance with Sections 242 and 245 of the DGCL.

  (3)
  This Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

  (4)
  The text of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

ARTICLE I

        The name of the corporation is:

Samsonite Corporation

ARTICLE II

        The address of the Corporation's registered office in the State of Delaware is The Prentice-Hall Corporation System, Inc., 2711 Centerville Road, Ste. 400, Wilmington, Delaware 19808, County of New Castle. The name of the Corporation's registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE III

        The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL.

ARTICLE IV

        The total number of shares of stock which the Corporation shall have authority to issue is 1,002,000,000 shares, consisting of 2,000,000 shares of preferred stock, par value $0.01 per share (hereinafter referred to as "Preferred Stock"), and 1,000,000,000 shares of common stock, par value $0.01 per share (herein referred to as "Common Stock").

        Upon the filing and effectiveness (the "Effective Time") pursuant to the DGCL of this Restated Certificate of Incorporation, every three and one half (3.5) shares of the Corporation's common stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time ("Old Common Stock") shall automatically be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock authorized by this Article IV, without any action by the holder thereof, subject to the treatment of fractional interests as described below (the "Reclassification"). Stockholders who, immediately prior to the Effective Time, own a number of shares of Old Common Stock which is not evenly divisible by three and one half (3.5) shall, with respect to such fractional interest, be entitled to receive cash from the Corporation in lieu of fractional shares of

Common Stock, equal to such fraction of a share of Common Stock as such stockholder would otherwise be entitled to receive upon the effectiveness of the Reclassification multiplied by the fair market value of a share of Common Stock as of the Effective Time, as determined in good faith by the Board of Directors. Each certificate that prior to the Reclassification represented shares of Old Common Stock ("Old Certificates") shall thereafter represent that number of shares of Common Stock into which the shares of Old Common Stock represented by the Old Certificate shall have been reclassified and combined (and, if applicable, the right to receive cash in lieu of fractional shares); provided that each person holding of record an Old Certificate shall be entitled to receive, upon surrender of such Old Certificate, a new certificate or certificates evidencing and representing the number of whole shares of Common Stock to which such person is entitled pursuant to the Reclassification.

        The Preferred Stock may be issued from time to time in one or more series. Subject to Article XI of this Restated Certificate of Incorporation, the Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each such series shall include, but not be limited to, determination of the following:

(a)
The designation of the series, which may be by distinguishing number, letter or title.

(b)
The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

(c)
Whether dividends, if any, shall be cumulative or noncumulative and the dividend rate or rates of the series or the method by which such rate or rates shall be determined.

(d)
The dates at which dividends, if any, shall be payable.

(e)
The redemption rights and price or prices, if any, for shares of the series.

(f)
The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

(g)
The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(h)
Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other entity, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

(i)
Restrictions on the issuance of shares of the same series or of any other class or series.

(j)
The voting rights, if any, of the holders of shares of the series.

        The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to each other share of Common Stock. The holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders.

        Except as may be otherwise provided by law or in this Restated Certificate of Incorporation or in a Preferred Stock Designation, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. The directors of the Corporation need not be elected by written ballot unless the By-laws of the Corporation so provide.

        The Corporation may, but shall not be obligated to, issue any fractional shares of capital stock upon conversion of any share or shares of convertible Preferred Stock or otherwise. All shares of capital stock of the Corporation (including fractions thereof) issuable upon conversion of any share or shares of convertible Preferred Stock or any other convertible security of the Corporation by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional shares. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of capital stock of the Corporation, the Corporation may, but shall not be obligated to, in lieu of issuing any fractional shares, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

        The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as otherwise required by applicable law.

ARTICLE V

        In furtherance of, and not in limitation of, the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the By-Laws of the Corporation.

ARTICLE VI

        The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three nor more than fifteen directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors. All directors shall be of one class and each director shall serve for a term ending at (i) the annual meeting following the annual meeting at which the director was elected or (ii) the first annual meeting after the director was appointed. In no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Subject to the rights of any series of Preferred Stock then outstanding, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

        Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock or any other class of stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Restated Certificate of Incorporation applicable thereto (including any Preferred Stock Designation), and such directors so elected shall not be divided into classes unless expressly provided by such terms.

ARTICLE VII

        Each person who is or was or had agreed to become a director or officer of the Corporation, and each such person who is or was serving or who had agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation, subject to the By-laws of the Corporation, to the full extent permitted from time to time by the DGCL or any other applicable laws as presently or hereafter in effect. The right to indemnification conferred by this Article VII shall include the right to be paid by the

Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition as provided in the By-laws of the Corporation. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any other person which provide, subject to the By-laws of the Corporation, for indemnification greater than or different from that provided in this Article VII. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VII to directors and officers of the Corporation. Any amendment or repeal of this Article VII shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

ARTICLE VIII

        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any amendment or repeal of this Article VIII shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

ARTICLE IX

9.1
Except as otherwise provided in Sections 9.2 and 9.3, the Corporation shall not issue for sale any Equity Securities, on any terms unless:

(a)
the Corporation has made an offer to each holder of its outstanding Relevant Shares to subscribe for a proportion of such Equity Securities on the same or more favorable terms, where such proportion is, as nearly as practicable, equal to the proportion held by such holder of the aggregate Voting Power of Relevant Shares of the Corporation issued and outstanding; and

(b)
the Preemptive Offer Period (as defined below) has expired or the Corporation has received notice of the acceptance or refusal of every offer so made.

        An offer to be made under this Section 9.1 shall be made by notice in writing specifying the terms of such offer, including the aggregate number of Equity Securities offered for subscription and the price to be paid for such Equity Securities and specifying a period of time not less than 21 calendar days (the "Preemptive Offer Period") within which the offer, if not accepted, will be deemed to be declined.

9.2
The provisions of this Article IX shall not apply to any issuance of Equity Securities of the Corporation approved, and preemptive rights may be waived on behalf of all stockholders, by the affirmative vote of the holders of at least seventy-five per cent (75%) of the Represented Voting Power. The provisions of this Article IX shall also not apply to:

(a)
the issuance of shares of Common Stock of the Corporation in connection with the offering to be completed on Admission;

(b)
the issuance of Equity Securities of the Corporation pursuant to a stock option or incentive award plan or other employee benefit plan approved by the Board of Directors;

(c)
the issuance of Equity Securities of the Corporation resulting from the conversion or exercise (as applicable) of convertible securities, warrants, options or other subscription rights which, if issued after Admission, have been issued in accordance with Section 9.1;

  (d)
  the issuance of Equity Securities of the Corporation resulting from the conversion of stock or other securities of any other corporation pursuant to a merger, acquisition or other corporate reorganization to which the Corporation is a party; and

  (e)
  the issuance of shares of any Equity Securities of the Corporation for consideration, wholly or partly, otherwise than in cash.

9.3
Until the annual meeting of the stockholders of the Corporation in 2008, the provisions of this Article IX shall not apply to the issuance by the Corporation of Equity Securities which (together with any other Equity Securities issued by the Corporation in accordance with this Section 9.3 since Admission, but excluding any Equity Securities of the Corporation issued in accordance with Section 9.2 above) comprise less than five per cent (5%) of the total number of issued shares of capital stock of the Corporation immediately following Admission.

ARTICLE X

10.1
In Articles IX, X, XI, XIII and XIV, the following words and expressions have the meanings specified below:

        "Admission" means admission of shares of the Corporation's Common Stock to listing on the Official List of the Financial Services Authority of the United Kingdom and to trading on the London Stock Exchange.

        "acting in concert", in respect of any persons, means co-operating, pursuant to an agreement, arrangement or understanding (whether written or oral) to obtain or consolidate Control of the Corporation or to frustrate the successful outcome of an offer for the Corporation, including, without limitation, (i) a corporation, its parent, subsidiaries and fellow subsidiaries, and their associated corporations, and corporations of which such corporations are associated corporations (ownership or control of more than twenty per cent (20%) of the outstanding shares of capital stock of a corporation being regarded as the test of associated corporation status), (ii) a corporation with any of its directors (together with their close relatives and related trusts), (iii) a corporation with any of its pension funds and the pension funds of any associated corporation, (iv) a fund manager with any investment company, unit trust or other person whose investments such fund manager manages, (v) a connected adviser of the offeror or offeree corporation, their concert parties or associated corporations (being an organization advising any such party in relation to the offer or their corporate broker) and (vi) directors of the Corporation when it is subject to an offer or where the directors have a reason to believe a bona fide offer for the Corporation may be imminent.

        "beneficial ownership" means, with respect to shares of capital stock, having (i) the right to sole or shared voting power (which includes the power (whether conditional or absolute) to vote, or to direct the voting of, such shares of capital stock) and/or (ii) the right to investment power (which includes the power (whether conditional or absolute) to dispose, or to direct the disposition of, such shares of capital stock) and/or (iii) the right or option to acquire any of the foregoing interests or call for their delivery or being under an obligation to take delivery of them, in each case whether through any contract, arrangement, understanding, relationship, or otherwise and whether the right, option or obligation is conditional or absolute and whether it is in money or otherwise. A person who is party to any derivative contract whose value is determined by reference to the price of the Corporation's shares of capital stock and which results or may result in having a long position in them shall also be deemed to beneficially own such shares of capital stock of the Corporation. Shares of capital stock may be beneficially owned by one or more persons and the beneficial ownership of any person shall be deemed to include the beneficial ownership of any other person deemed to be acting in concert.

        "CEO Stockholders Agreement" means the stockholders agreement, dated as of March 2, 2004, among the Corporation, the Major Stockholders, Mr. Marcello Bottoli and Stonebridge Development Limited, as the same has been and may be amended from time to time.

        "Control" means, in relation to the Corporation, direct and/or indirect beneficial ownership by a person of shares of capital stock representing thirty per cent (30%) or more of the Voting Power of the Corporation, whether or not such ownership holdings give de facto control.

        "Disclosure Notice" means a notice issued by the Corporation requiring the disclosure by the addressee of such notice of (i) particulars of his interest in shares in the capital stock of the Corporation (whether held by him presently or at any time during the previous three years), (ii) (where his interest is a present interest and any other interest subsists or has subsisted at any time during the previous three years) so far as lies within his knowledge, particulars of such other interest in such shares in the capital stock of the Corporation as may be required by the notice and (iii) (where his interest is a past interest) so far as lies within his knowledge, particulars of the identity of the person who held that interest in such shares in the capital stock of the Corporation immediately upon his ceasing to hold it.

        "Equity Securities" means a Relevant Share in the Corporation, or a right to subscribe for, or to convert securities into, a Relevant Share in the Corporation.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Executives' Stockholders Agreement" means the stockholders agreement, dated as of September 23, 2003, among the Corporation, the Major Stockholders and approximately sixty of the Corporation's executives, as the same has been and may be amended from time to time.

        "Highest Price" has the meaning specified in Section 10.4.3.

        "interest" means, in relation to shares of capital stock of the Corporation, beneficial ownership of any such shares of capital stock of the Corporation.

        "Letter Agreement" means the letter agreement (that specifically references this definition in this Section 10.1) to be entered into prior to Admission among the Major Stockholders and the Corporation providing for, among other things, various registration rights granted to the Major Stockholders.

        "Major Stockholders" means Ares Management, LLC (together with its affiliates), Bain Capital (Europe) L.P. and the Ontario Teachers Pension Plan Board (each, individually, a "Major Stockholder").

        "Notifiable Interest" means the beneficial ownership of shares of capital stock of the Corporation that represent three per cent (3%) or more of the voting power attributable to all of the issued and outstanding capital stock of the Corporation, without taking into account any Voting Power Reduction then in effect, provided that, during an Offer Period, a "Notifiable Interest" shall mean the beneficial ownership of shares of capital stock of the Corporation that represent one per cent (1%) or more of the voting power attributable to all of the issued and outstanding capital stock of the Corporation, without taking into account any Voting Power Reduction then in effect.

        "Offer" means a written tender offer made in accordance with Section 10.4.

        "Offeror" has the meaning set out in Section 10.4.

        "Offer Period" means the period from the time when public disclosure is made of a proposed or possible Offer (with or without terms) until the date when the Offer becomes or is declared unconditional as to acceptances or expires. A public announcement that thirty per cent (30%) or more of the Voting Power of the Corporation is for sale or that the Board of Directors is seeking potential offers to acquire Control of the Corporation will be treated as the public announcement of a possible Offer for purposes of determining the applicable Offer Period.

        "Operator" means any person who is a stockholder of record of the Corporation by virtue of its holding stock on behalf of persons who own stock in the Corporation beneficially.

        "person" means any individual, firm, partnership, association, corporation, trust, limited liability company, or other entity.

        "public disclosure" means disclosure in a press release reported by the Dow Jones News Service, Associated Press, Reuters, Bloomberg or comparable national or international news service, or via a regulatory information service in the United Kingdom or in a document filed by the Corporation or an Offeror with the Financial Services Authority or the London Stock Exchange (if the Corporation's equity securities are listed on the Official List of the Financial Services Authority and traded on the London Stock Exchange at such time) or the United States Securities and Exchange Commission ("SEC") (if the Corporation is then a US Reporting Corporation) or furnished to all stockholders.

        "Percentage Level" means the percentage figure found by expressing the voting power attributable to the shares of capital stock of the Corporation beneficially owned by the relevant stockholder immediately before or, as the case may be, immediately after the Relevant Time as a percentage of the voting power attributable to all of the issued and outstanding capital stock of the Corporation (without taking into account any Voting Power Reduction then in effect) and rounding such percentage figure down, if it is not a whole number, to the next whole number; provided, however, that where the total voting power attributable to all of the issued and outstanding capital stock of the Corporation is greater immediately after the Relevant Time than it was immediately before such time, the "Percentage Level" immediately before and immediately after the Relevant Time shall be determined by reference to the larger amount.

        "Relevant Shares" means (a) shares of Common Stock of the Corporation, and (b) any other shares of capital stock of the Corporation other than shares which carry a right to participate only up to a specified amount in dividend distributions or distributions to stockholders upon liquidation, dissolution or winding up of the Corporation.

        "Relevant Time" means the time of the relevant event or change of circumstances specified in clause (a), (b) or (c) of Section 10.2.1; provided, however, that, if clause (a), (b) or (c) of Section 10.2 applies as a result of a stockholder becoming aware of the relevant facts, then "Relevant Time" means the time at which such stockholder became aware of the facts in question.

        "Represented Voting Power" means the Voting Power (i) entitled to vote on the relevant action, (ii) represented in person or by proxy at the meeting of the stockholders at which the relevant action shall be approved and (iii) for which a vote has been cast for or against, or for which there as been an abstention, on the relevant action at a meeting of stockholders at which a quorum is present.

        "US Reporting Corporation" means a person with a class of equity securities registered under the Exchange Act or otherwise required to file periodic reports with the Securities and Exchange Commission pursuant to the Exchange Act.

        "Voting Power" means the voting power attributable to all of the issued and outstanding capital stock of the Corporation entitled to vote generally in the election of directors, taking into account any Voting Power Reduction then in effect.

        "Voting Power Reduction" has the meaning specified in Section 10.2.5.

10.2
10.2.1
Where a person:

(a)
knows (or becomes aware) that he has acquired an interest in shares of capital stock of the Corporation or, in the event such stockholder is an Operator, knows (or becomes aware) that any other person has acquired an interest in shares of capital stock of the Corporation of which he is the holder of record;

(b)
knows (or becomes aware) that he has ceased to be interested in shares of capital stock of the Corporation or, in the event such stockholder is an Operator, knows (or becomes aware) that any other person has ceased to be interested in shares of capital stock of the Corporation of which he is the holder of record; or

(c)
other than in the circumstances set forth in clause (a) or (b) of this Section 10.2.1, is aware at the time when it occurs (or otherwise becomes aware) of any transaction which has the effect of (i) increasing or decreasing such person's interest, or of causing such person to cease to be interested, in shares of capital stock of the Corporation, or (ii) increasing or decreasing the interest of any other person, or causing any other person to cease to be interested, in shares of capital stock of the Corporation of which he is the holder of record, then (x) in the circumstances set forth in Section 10.2.2, he shall be required to notify the Corporation of his interest, if any, in shares of capital stock of the Corporation and (y) in the circumstances set forth in Section 10.2.3, he shall be required to notify the Corporation of the interests of any other person in such shares of capital stock of the Corporation of which he is the holder of record. In the case of (y) only, the obligations of the Operator shall be limited to disclosing information that it records relating to a person appearing to beneficially own the stock it holds.

  10.2.2
  A person shall notify the Corporation of his interest, if any, in shares of capital stock of the Corporation if (i) he has a Notifiable Interest immediately after the Relevant Time, but did not have such an interest before that time, (ii) he had a Notifiable Interest before the Relevant Time, but does not have such an interest immediately after that time, or (iii) he had a Notifiable Interest immediately before the Relevant Time, and has such an interest immediately after that time, but the Percentage Level of his interest immediately before and immediately after that time are not the same.

  10.2.3
  A person shall notify the Corporation of the interests of any other person in shares of capital stock of the Corporation of which he is the holder of record if (i) such other person has a Notifiable Interest immediately after the Relevant Time, but did not have such an interest immediately before that time, (ii) such other person had a Notifiable Interest immediately before the Relevant Time but does not have such an interest immediately after that time, or (iii) such other person had a Notifiable Interest immediately before the Relevant Time, and has such an interest immediately after that time, but the Percentage Level of his interest immediately before and immediately after that time are not the same (or shall use his commercially reasonable efforts to cause such other person to make the requisite notification).

  10.2.4
  Any notification required to be made to the Corporation by a person pursuant to this Section 10.2 shall be effected within a period of two (2) trading days of the date on which the obligation to provide such notification arises. The notification shall (i) state the number (and type) of shares of capital stock of the Corporation in which the person making the notification knows he (or any other relevant person) had interests immediately after the time when the obligation arose or (ii) in the case where the person making the notification (or any other relevant person) no longer has a Notifiable Interest, state that he (or such other person) no longer has such interest.

  10.2.5
  If any person fails to provide notification to the Corporation pursuant to this Section 10.2 or fails to deliver the information in respect of the stock within the requisite time period, or if such person has provided information pursuant to such notification that is false or inadequate in a material respect, and, in either case, such failure to provide notification or false or misleading notification comes to the notice of the Board of Directors, then the Board of Directors may in its sole discretion reduce the Voting Power of the stock beneficially owned by such person so that each share beneficially owned by such persons has no votes per share to the fullest extent permitted by law (the "Voting Power Reduction"). The Corporation shall, as soon as practicable after such reduction, notify the relevant persons of the imposition of such Voting Power Reduction.

  10.2.6
  The Board of Directors may determine that the Voting Power Reduction imposed on stock pursuant to Section 10.2.5 shall cease to apply at any time. If the Corporation receives the information required pursuant to this Section 10.2, the Board of Directors shall, within 7 days of receipt, make a determination with respect to whether the Voting Power Reduction imposed on stock pursuant to Section 10.2.5 shall cease to apply.

        In addition, the Board of Directors shall make a determination whether or not the Voting Power Reduction imposed pursuant to Section 10.2.5 shall cease to apply if the Corporation receives written evidence of transfer with respect to the stock subject to the Voting Power Reduction. Where the Board determines that the transfer involves a bona fide sale of the entire interest in such stock to a person who is not acting in concert with the person appearing to beneficially own the stock, the Board of Directors shall notify the transferee as soon as practicable that the Voting Power Reduction has ceased to apply.

        Neither the Corporation nor the Board of Directors shall in any event be liable to any person as a result of the Voting Power Reduction, or a failure to determine that the Voting Power Reduction shall cease to apply, if the Board of Directors has acted in good faith to the fullest extent permitted by law.

10.3
10.3.1
For purposes of this Section 10.3, a person shall be treated as beneficially owning stock:

(a)
if, in response to a Disclosure Notice, the person beneficially owning the stock or another person appearing to beneficially own the stock has failed to establish the identities of those who have beneficial ownership and, taking into account the response and other relevant information, the Board of Directors has determined that the person in question beneficially owns or may beneficially own such stock; or

(b)
if the person holding the stock is an Operator and the person in question has notified the Operator that he beneficially owns such stock.

10.3.2
The Board of Directors may send a Disclosure Notice in writing to any person that the Board of Directors determines to have or to be reasonably likely to have beneficial ownership of shares of capital stock of the Corporation requiring such person to identify any stock of the Corporation that such person beneficially owns and to give such further information as may be required by the Board of Directors. Any Disclosure Notice may require such person to describe specifically its beneficial ownership of the stock. Any information given in response to the Disclosure Notice shall be mailed within such reasonable time as may be specified in the notice. Where a Disclosure Notice is given to an Operator, the obligations of the Operator shall be limited to disclosing information that it records relating to a person appearing to beneficially own the stock it holds.

10.3.3
Despite anything herein to the contrary, if a Disclosure Notice has been sent to a person and the Corporation has not received the information required in respect of the stock within such reasonable time as may be specified in the notice, or, if the Corporation has received information in response to such Disclosure Notice that the Board of Directors determines to be false or inadequate in a material respect, then the Board of Directors may in its sole discretion impose a Voting Power Reduction in respect of the shares of capital stock of the Corporation beneficially owned by such person. The Corporation shall, as soon as practicable after such reduction, send notice to the relevant persons stating that (until such time as the Board of Directors determines otherwise under Section 10.3.4) the shares of stock beneficially owned by such persons shall be subject to the Voting Power Reduction stated in the notice.

10.3.4
The Board of Directors may determine that the Voting Power Reduction imposed on stock pursuant to Section 10.3.3 shall cease to apply at any time. If the Corporation receives the information requested by the relevant Disclosure Notice, the Board of Directors shall, within 7 days of receipt, make a determination with respect to whether the Voting Power Reduction imposed on stock pursuant to Section 10.3.3 shall cease to apply.

        In addition, the Board of Directors shall make a determination whether or not the Voting Power Reduction imposed pursuant to Section 10.3.3 shall cease to apply if the Corporation receives written evidence of transfer with respect to the stock subject to a Voting Power Reduction. Where the Board of Directors determines that the transfer involves a bona fide sale of the entire interest in such stock to a person who is not acting in concert with the person appearing to beneficially own the stock, the Board of Directors shall notify the transferee as soon as practicable that the Voting Power Reduction has ceased to apply.

        Neither the Corporation nor the Board of Directors shall in any event be liable to any person as a result of the Voting Power Reduction, or a failure to determine that the Voting Power Reduction shall cease to apply, if the Board of Directors has acted in good faith to the fullest extent permitted by law.

10.4
10.4.1
Subject to applicable United States securities laws and Section 10.4.2 of this Restated Certificate of Incorporation, when:

(a)
any person acquires beneficial ownership of shares of the capital stock of the Corporation, whether such ownership was acquired in one transaction or a series of transactions, that (taken together with shares of the capital stock of the Corporation beneficially owned, held or acquired by persons acting in concert with such person) represent thirty per cent (30%) or more of the Voting Power; or

(b)
any person who beneficially owns not less than thirty per cent (30%) but not more than fifty per cent (50%) of the Voting Power, together with persons acting in concert with such person, acquires additional shares of the capital stock of the Corporation representing more than 1 per cent (1%) of the Voting Power, then such person and any person acting in concert with such person (each such person referred to as the "Offeror") shall extend an Offer, in accordance with this Section 10.4, to the holders of all issued and outstanding shares of the capital stock of the Corporation; provided, however, that the obligation to make an Offer pursuant to this Section 10.4 shall not apply to any investment banking firm or similar institution acting in its capacity as an underwriter in a firm commitment underwritten offering. Such Offer must be conditional only upon the Offeror having received acceptances in respect of shares of the capital stock of the Corporation that, together with all the shares of the capital stock of the Corporation beneficially owned by such Offeror or any person acting in concert with it, will result in the Offeror and any person acting in concert with it beneficially owning shares of the capital stock of the Corporation representing more than fifty per cent (50%) of the Voting Power before the Offer is made. An Offer must be unconditional if the Offeror beneficially owns, together with persons acting in concert with it, shares of the capital stock of the Corporation representing more than fifty per cent (50%) of the Voting Power before the Offer is made.

        An option to acquire shares of the capital stock of the Corporation will be deemed to constitute the acquisition of securities giving rise to the obligation to make an Offer under this Section 10.4 where the relationship and arrangements between the parties concerned is such that effective Control of the shares of the capital stock of the Corporation has passed to the holder of the option.

  10.4.2.
  10.4.2.1.
  Notwithstanding the foregoing, in the event that the stockholding of any Major Stockholder (when aggregated with the stockholdings of any other stockholders who are or are deemed to be acting in concert with him, if any) beneficially owns not less than thirty per cent (30%) but not more than fifty per cent (50%) of the Voting Power, then such Major Stockholder and any person acting in concert with such Major Stockholder will only be required to extend an Offer in accordance with this Section 10.4 if:

  (a)
  such Major Stockholder's beneficial ownership of shares of the capital stock of the Corporation (when aggregated with the beneficial ownership of other stockholders who are or are deemed to be acting in concert with him, if any) is increased through the acquisition of additional shares of capital stock to an aggregate level of beneficial ownership representing:

      (i)
      if such Major Stockholder is not acting in concert with any other Major Stockholder, an increase of one per cent (1%) or more of the Voting Power above the beneficial ownership of such Major Stockholder immediately following Admission (when aggregated with the beneficial ownership of other stockholders acting in concert with such Major Stockholder);

      (ii)
      if such Major Stockholder is or is determined by the Board of Directors to be acting in concert with one other Major Stockholder, an increase of two per cent (2%) or more of the Voting Power above the aggregate beneficial ownership of the two relevant Major Stockholders immediately following Admission (when aggregated with the beneficial ownership of other stockholders acting in concert with the two relevant Major Stockholders); or

      (iii)
      if such Major Stockholder is or is determined by the Board of Directors to be acting in concert with both of the other Major Stockholders, an increase of three per cent (3%) or more of the Voting Power above the aggregate beneficial ownership of the Major Stockholders immediately following Admission (when aggregated with the beneficial ownership of other stockholders acting in concert with the three Major Stockholders); and

      (b)
      a majority of the Board of Directors determines in its absolute discretion that the U.K. Panel on Takeovers and Mergers would be reasonably likely to have required such Major Stockholder to extend an Offer if the Corporation had been a public company incorporated in England and subject to its jurisdiction.

        Any increase in the beneficial ownership of a Major Stockholder in the circumstances contemplated by Section 10.4.2.2 shall be disregarded for the purposes of determining whether any increase in beneficial ownership under this Section 10.4.2.1 has occurred.

    10.4.2.2.
    In the event that the beneficial ownership of any Major Stockholder, together with the beneficial ownership of persons acting in concert with such Major Stockholder, increase to a level where the provisions of this Section 10.4 would otherwise require such Major Stockholder to extend an Offer, and such increase was due to:

    (a)
    the exercise of rights, or performance of obligations, under the Executives' Stockholders Agreement, the CEO Stockholders Agreement, the Letter Agreement, or any other agreement entered into between the Corporation and the Major Stockholders prior to Admission;

    (b)
    ordinary corporate activity carried out by the Corporation, including a reduction in the number of issued and outstanding shares of Common Stock; or

    (c)
    the redelivery of shares of capital stock of the Corporation to such Major Stockholder upon the termination of a stock borrowing arrangement made on arms' length commercial terms,

        then, notwithstanding such increase in beneficial ownership, such Major Stockholder will not be required to extend an Offer pursuant to this Section 10.4.

  10.4.3
  An Offer must be made in writing and publicly disclosed by the Offeror, must be open for acceptance for a period of not less than 30 days and, if the Offer is made conditional as to acceptances and becomes or is declared unconditional as to acceptances, must remain open for not less than 14 days after the date on which it would otherwise have expired. An Offer must be in cash or be accompanied by a cash alternative at not less than the highest price (as computed in accordance with Section 10.4.4) paid by the Offeror for shares of capital stock of the Corporation during the Offer Period or within the twelve (12) months prior to the commencement of the Offer Period (the "Highest Price"). Subject to Section 10.4.4, the Highest Price shall be determined by the Board of Directors or any advisor retained by the Board of Directors for such purpose.

  10.4.4
  When shares of capital stock of the Corporation have been acquired for consideration other than cash in a transaction giving rise to an obligation to make an Offer under this Section 10.4, the Offer must nevertheless be in cash or be accompanied by a cash alternative of at least equal value, which value must be determined by an independent valuation. In calculating the Highest Price, stamp duty, transfer taxes and broker's commissions, if any, shall be excluded.

  10.4.4.1
  If shares of capital stock of the Corporation have been acquired in exchange for securities in a transaction giving rise to an obligation to make an Offer under this Section 10.4 and such securities are widely held and actively traded on a securities exchange, the Highest Price will be established by reference to the volume-weighted average sale price of such securities on the applicable market on the day of such acquisition or, if such day is not a trading day, the next preceding trading day.

  10.4.4.2
  If shares of capital stock of the Corporation have been acquired by the conversion or exercise (as applicable) of convertible securities, warrants, options or other subscription rights, the Highest Price shall be established by reference to the volume-weighted average sale price of such shares on the London Stock Exchange on the day on which the relevant exercise or conversion notice was submitted or, if such day is not a trading day, the next preceding trading day. If, however, the convertible securities, warrants, options or subscription rights were acquired during the Offer Period or within 12 months prior to the commencement of the Offer Period, they will be treated as if they were purchases of the underlying shares at a price equal to the sum of the purchase price of such convertible securities, warrants, options or other subscription rights plus the relevant conversion or exercise price paid (or if such convertible securities, warrants, options or other subscription rights have not yet been converted or exercised, the maximum conversion or exercise price payable under the relevant conversion or exercise terms).

  10.4.5
  If an Offeror shall fail to take the actions contemplated by this Section 10.4, or shall fail to comply with such Offeror's obligations under the Offer, then the shares of capital stock of the Corporation held by such Offeror which resulted in such Offeror being required to make an Offer shall be subject to the Voting Power Reduction.

  10.4.6
  If an issue of new securities by the Corporation would otherwise result in an obligation to make an Offer under this Section 10.4, the obligation may be waived by the holders of a majority of the Represented Voting Power not affiliated or acting in concert with the proposed recipient of the new securities.

  10.4.7
  The Voting Power Reduction imposed pursuant to Section 10.4.5 shall cease to apply (i) when the Corporation receives written evidence of a sale of the stock of an Offeror which resulted in such Offeror being required to make an Offer that the Board of Directors determines to be a bona fide sale to a person who is not acting in concert with the Offeror, or (ii) when the provisions of this Section 10.4 relating to the Offer or, as the case may be, the Offeror's obligations under the Offer, have been complied with in full.

10.5
The Board of Directors shall, to the fullest extent permitted by law, have the exclusive power and authority to administer and interpret the provisions of this Article X and to exercise all rights and powers specifically granted to the Board of Directors or the Corporation or as may be necessary or advisable in the administration of this Article X. All such actions, calculations, determinations and interpretations which are done or made by the Board of Directors in good faith shall be final, conclusive and binding on the Corporation and the beneficial and record owners of the capital stock of the Corporation and shall not subject the Board of Directors to any liability to the fullest extent permitted by law.

ARTICLE XI

11.1
The Corporation shall not, without the affirmative vote of the holders of at least seventy-five per cent (75%) of the Represented Voting Power, in addition to any other vote that may be required by law, waive the preemptive rights of the stockholders set forth in Article IX of this Restated Certificate of Incorporation.

11.2
The Corporation shall not, without the affirmative vote of the holders of at least seventy-five per cent (75%) of the Represented Voting Power, in addition to any other vote that may be required by law, amend, alter, change or repeal, or adopt any provision as part of this Restated Certificate of Incorporation or adopt a Preferred Stock Designation in accordance with Article IV of this Restated Certificate of Incorporation.

11.3
Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any Director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares of capital stock of the Corporation then entitled to vote at an election of directors.

11.4
Subject to Section 11.5, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the Represented Voting Power, issue new shares of capital stock of the Corporation, other than:

(a)
the issuance of shares of Common Stock of the Corporation in connection with the offering to be completed on Admission;

(b)
the issuance of shares of any class of capital stock of the Corporation pursuant to a stock option or incentive award plan or other employee benefit plan approved by the Board of Directors; and

(c)
the issuance of shares of any class of capital stock of the Corporation resulting from the conversion or exercise (as applicable) of convertible securities, warrants, options or other subscription rights which have been issued in accordance with Section 9.1.

11.5
Until the annual meeting of the stockholders of the Corporation in 2008, the provisions of Section 11.4 shall not apply to the issuance by the Corporation of shares of any class of capital stock which (together with any other shares issued by the Corporation in accordance with this Section 11.5 since Admission, but excluding any shares issued in accordance with clauses (a) to (c) of Section 11.4 above) comprise less than one third of the total number of issued shares of capital stock of the Corporation immediately following Admission.

11.6
Subject to Section 11.7, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the Represented Voting Power, make a purchase of its own shares of capital stock, other than:

(a)
the purchase of shares of any class of capital stock of the Corporation in connection with a stock option or incentive award plan or other employee benefit plan approved by the Board of Directors; and

(b)
the purchase of shares of any class of capital stock of the Corporation to be held in treasury and not retired or reduced or otherwise eliminated.

11.7
Until the annual meeting of the stockholders of the Corporation in 2008, the provisions of Section 11.6 shall not apply to the purchase by the Corporation out of surplus of its own shares of capital stock which (together with any other shares purchased by the Corporation in accordance with this Section 11.7 since Admission, but excluding any shares purchased in accordance with clauses (a) and (b) of Section 11.6 above) comprise less than ten per cent (10%) of the total number of issued shares of capital stock of the Corporation immediately following Admission.

ARTICLE XII

        The Corporation shall not be governed by Section 203 of the DGCL.

ARTICLE XIII

        The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XIII; provided, however, that (i) no Preferred Stock Designation shall be amended after the issuance of any shares of the series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of applicable law; and (ii) in addition to any other vote that may be required by law, the affirmative vote of the holders of at least seventy-five per cent (75%) of the Represented Voting Power shall be required to amend, alter, change or repeal, or to adopt any provision as part of, this Restated Certificate of Incorporation or a Preferred Stock Designation.

ARTICLE XIV

        Despite anything herein to the contrary, the provisions of Article IX, Article X, Article XI and clause (ii) of Article XIII shall be applicable from the date of Admission and only for so long as the Corporation has any shares of its Common Stock admitted to the Official List of the Financial Services Authority and traded on the London Stock Exchange.

ARTICLE XV

        The Corporation shall, upon the written request at any time of any holder of capital stock of the Corporation, furnish to such holder a copy of any agreement referenced in this Restated Certificate of Incorporation. In addition, each agreement referenced in this Restated Certificate of Incorporation is on file at the principal office of the Corporation.

ARTICLE XVI

        If any term or provision in this Restated Certificate of Incorporation shall be in violation of any applicable law or public policy, then this Restated Certificate of Incorporation shall be deemed to include such term or provision only to the fullest extent that it is legal, valid and enforceable, and the remainder of the terms and provisions herein shall be construed as if such illegal, invalid, unlawful, void, voidable or unenforceable term or provision were not contained herein.

        IN WITNESS WHEREOF, Samsonite Corporation has caused this Restated Certificate of Incorporation to be executed on its behalf this    day of                        , 2007.

SAMSONITE CORPORATION
By:

Name: Title:

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RESTATED CERTIFICATE OF INCORPORATION OF SAMSONITE CORPORATION
Pursuant to Sections 242 and 245 of the Delaware General Corporation Law (the "DGCL ")
ARTICLE I
Samsonite Corporation
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ARTICLE IX
ARTICLE X
ARTICLE XI
ARTICLE XII
ARTICLE XIII
ARTICLE XIV
ARTICLE XV
ARTICLE XVI